UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 2, 2010
PROS Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33554	76-0168604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 Main Street, Suite 900 Houston, TX, 77002	(713) 335-5151
(Address of principal executive offices)	(Registrant’s Telephone Number, including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 2, 2010, PROS Holdings, Inc. (the “Company”) and Harrah’s Operating Company, Inc. and Harrah’s Entertainment, Inc. (collectively, “Harrah’s”) entered into a comprehensive agreement to end all outstanding litigation between the parties (the “Settlement Agreement”). The Company has agreed to pay $9,000,000, which approximates the cash received by the Company related to the legal dispute, to Harrah’s as consideration for the settlement. Upon payment of this settlement amount, the parties will submit the Settlement Agreement to the District Court for Clark County, Nevada for approval of the settlement and dismissal of the litigation.
Under the terms of the Settlement Agreement all parties agree to release their counterparts from all claims, whether or not a party knows such claims exist on the date of the Settlement Agreement. The Settlement Agreement also provides that Harrah’s must return or destroy all the Company’s software in its possession. Additionally, all agreements between the parties terminate upon execution of the Settlement Agreement.
The above description of the material terms of the Settlement Agreement is qualified in its entirety by reference to the text of the agreement, which is Exhibit 10.1 to this Current Report on Form 8-K.
Further information regarding the disputes between the Company and Harrah’s that were resolved pursuant to the Settlement Agreement is set forth in Note 4: Commitments and contingencies, in the Notes to Unaudited Consolidated Condensed Financial Statements of the Company’s Form 10-Q for the quarter ending June 30, 2010, filed on August 5, 2010.
Item 2.02 Results of Operations and Financial Condition.
On September 2, 2010, the Company issued a press release announcing that it has settled its sole legal dispute and updated the Company’s third quarter 2010 GAAP financial expectations to reflect the settlement. The settlement will result in a third quarter 2010 pre-tax charge to operating income of $5.3 million, of which $3.1 million will be a reduction of revenue and $2.2 million will be an expense. Included in the $5.3 million third quarter charge are anticipated legal fees of $1.2 million reduced from $1.4 million previously estimated. The cash settlement totals $9.0 million, which approximates the cash received by the Company related to the legal dispute. The Company will no longer incur legal fees associated with this litigation.
As a result of the settlement, GAAP revenue in the third quarter is anticipated to be $15.1 million to $15.5 million and non-GAAP revenue remains unchanged at $18.2 to $18.6 million. After consideration of the associated tax benefit from the settlement of the litigation, the Company is anticipating a GAAP net loss in the third quarter of 2010 of $3.4 million to $3.7 million and GAAP loss per share of $0.13 to $0.14.
The Company’s previously issued non-GAAP income from operations and non-GAAP earnings per shares estimates remains unchanged at $1.8 million to $2.2 million and $0.04 to $0.05, respectively. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits
10.1	Settlement Agreement between PROS Holdings, Inc. and Harrah’s Entertainment, Inc., dated September 2, 2010.

99.1	Press Release of PROS Holdings, Inc., dated September 2, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROS HOLDINGS, INC.
Date: September 2, 2010	/s/ Charles H. Murphy
Charles H. Murphy
Chief Financial Officer and Executive Vice President (Principal Accounting Officer)